                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        PREMIER NATIONAL BANCORP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


(1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------


(2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------


(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------


(4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------


(5)  Total fee paid:

--------------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

--------------------------------------------------------------------------------

(2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

(3)  Filing Party:

--------------------------------------------------------------------------------

(4)  Date Filed:

--------------------------------------------------------------------------------

                 [LETTERHEAD OF PREMIER NATIONAL BANCORP, INC]

                                                                   April 1, 2000


Dear Shareholder:

     We are pleased to enclose your Notice of Annual Meeting of Shareholders, Proxy Statement, and proxy for the Annual Meeting of Shareholders of Premier National Bancorp, Inc. to be held on Thursday May 11, 2000, at 9:00 a.m. Eastern Time at the Sheraton Civic Center Hotel, 40 Civic Center Plaza, Poughkeepsie, New York.

     The matters scheduled for consideration at the meeting are described in detail in the Notice of Annual Meeting of Shareholders and the Proxy Statement. In order to make sure that your vote is represented, please indicate your vote on the enclosed proxy form, date and sign it, and return it in the enclosed envelope. If you attend the meeting in person, you may revoke your proxy at the meeting and vote in person.

     We look forward to meeting our shareholders and welcome the opportunity to discuss the business of your company with you.


Sincerely,


/s/ T. Jefferson Cunningham III                /s/ John Charles VanWormer
T. Jefferson Cunningham III                    John Charles VanWormer
Chairman                                       President

                 [LETTERHEAD OF PREMIER NATIONAL BANCORP, INC]

                                                                   April 1, 2000


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 11, 2000


Dear Shareholder:

     Notice is hereby given that the Annual Meeting of Shareholders of Premier National Bancorp, Inc. will be held at the Sheraton Civic Center Hotel, 40 Civic Center Plaza, Poughkeepsie, New York, on Thursday, May 11, 2000 at 9:00 a.m. Eastern Time for the purpose of considering and acting upon the following matters:

     1. The election of six directors to serve a term of three years in each case until their successors are elected and qualified; and

     2. Such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     Shareholders of record of common stock at the close of business on March 31, 2000 are entitled to receive notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof.

     Your vote is important regardless of the number of shares you own. Even though you may plan to attend the Annual Meeting, you are requested to sign, date and return the enclosed proxy without delay in the enclosed postage-paid envelope. You may revoke your proxy at any time prior to the time that it is voted. Any shareholder present at the Annual Meeting or any adjournments or postponements thereof may revoke his or her proxy and vote personally on each matter brought before the Annual Meeting.

     If you have any questions or require assistance, please call the undersigned at (914) 437-4418.

                              By Order of the Board of Directors


                              /s/  Robert Apple
                              Robert Apple
                              Corporate Secretary

                                                                   April 1, 2000

                                PROXY STATEMENT

                 FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                 MAY 11, 2000

     The enclosed proxy is being solicited by the Board of Directors of Premier National Bancorp, Inc. ("Corporation" or the "Company") for use at the Annual Meeting of shareholders to be held May 11, 2000, or at any adjournments or postponements thereof. The Annual Meeting will be held at 9:00 a.m. Eastern Time at the Sheraton Civic Center Hotel, 40 Civic Center Plaza, Poughkeepsie, New York.

     The proxy statement and form of proxy are being mailed to shareholders on or about April 7, 2000.

     The Board of Directors has fixed the close of business on March 31, 2000 as the record date for determining shareholders entitled to receive notice of and to vote at the meeting. On that date, there were 16,016,033 shares of the Corporation's common stock, $.80 par value per share ("Common Stock"), issued and outstanding. The holders of the Common Stock are entitled to one vote per share. Shares may not be voted at the Annual Meeting unless the shareholder is present or represented by proxy. The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

     All delivered and properly executed proxies will be voted at the Annual Meeting in accordance with instructions, if any. Unless otherwise directed, proxies will be voted in favor of the election as directors of the persons named as nominees under "ELECTION OF DIRECTORS." The enclosed proxy is revocable at any time prior to the actual voting of such proxy by giving notice of such revocation, by delivering a later dated proxy or by vote of the shareholder in person at the Annual Meeting.

                   PROPOSAL NUMBER 1: ELECTION OF DIRECTORS

Nominees for Director and Continuing Directors

     The Bylaws of the Corporation provide that the number of directors shall be not fewer than five nor more than twenty-five, as from time to time shall be determined by the Board of Directors. The Board has acted to fix the total number of directors at nineteen from the date of the Annual Meeting. The Board of Directors is divided into three classes, as nearly equal in number as possible. Each class serves for a three-year term. Each Director shall serve until his successor shall have been elected and shall qualify, even though his or her term of office has otherwise expired, except in the event of his or her earlier resignation, removal or disqualification.

     At the Annual Meeting, six nominees are to be elected as Class 2 directors for a term of three years. The Board's nominees for these positions are named in the table below. All of the nominees named below are now directors of the Corporation whose terms of office will expire with this annual meeting. All of the nominees named below have consented to being named in this Proxy Statement and to serve if elected. The Board of Directors has no reason to believe that any nominee will be unavailable or unable to serve as a director, but if for any reason any nominee is not available or able to serve, the proxy will be voted by the persons acting under the proxy in accordance with the recommendations of the Board of Directors, or the size of the Board may be reduced to eliminate such vacancy.

     Under the New York Business Corporation Law, directors shall be elected by a plurality of the votes cast at the Annual Meeting. Accordingly, the nominees for director receiving the highest number of votes would be elected, regardless of whether such votes constitute a majority of the shares represented at the Annual Meeting. Broker non-votes (arising from the absence of discretionary authority on the part of a broker-dealer to vote shares of Common Stock held in street name for customers accounts) will be counted as present for the purpose of determining the existence of a quorum but will not have an effect on the outcome of the vote for the election of directors.

     The Board of Directors recommends a vote "FOR" each of the Board's nominees for election as a director of the Corporation.

     The following table sets forth, for each nominee and each incumbent director whose term will continue after the Annual Meeting, the name of such person, his/her age on January 1, 2000, his/her principal occupation, and the year he/she first became a director of the Corporation or a predecessor. All nominees and continuing directors have held the position indicated or another senior executive position with the same entity or one of its affiliates or a predecessor corporation for at least the past five years.


                     Nominees for Terms to Expire in 2003

                                             Principal Occupation During                       Director
Name                          Age                the Last 5 Years                                Since
----                          ---            --------------------------                        --------

Elizabeth P. Allen            57              Director of Guideposts, Inc. (not for             1986
                                              profit church corporation)

Thomas C. Aposporos           47              Principal at Aposporos and Son                    1988
                                              (licensed real estate broker)

Tyler Dann                    57              President, Wesfair Agency Inc.                    1984
                                              (insurance agency)

Thomas C. DeBenedictus        58              Partner, Vanacore, DeBenedictus, DiGiovanni       1998
                                              & Weddell, LLP (accounting firm)

Lewis J. Ruge                 61              Chairman and President, Ruge's Oldsmobile         1985
                                              Inc. (automobile dealer)

Peter Van Kleeck              65              Deputy Chairman of the Corporation               1990
                                              and Premier National Bank

                        Directors Continuing in Office

                                             Principal Occupation During                       Director      Term
Name                          Age                 the Last 5 Years                             Since         Expires
-----                         ---            ---------------------------                       --------      -------

Robert M. Bowman              68             Retired Regional Manager, H.P. Hood                1985         2001
                                             Inc. (dairy products)

H. Todd Brinckerhoff          66             President, Brinckerhoff & Neuville, Inc.           1984         2001
                                             (insurance agency)

Edward vK. Cunningham         64             Chairman of the Board and President,               1984         2002
                                             George Gale Foster Corporation (holding
                                             company); Partner (until January 1, 1995)
                                             and Counsel, Van DeWater & Van DeWater
                                             (Attorneys)

T. Jefferson                  57             Chairman of the Board and CEO of the               1984         2001
Cunningham III                               Corporation and Premier National Bank


R. Abel Garraghan             57             President, R.W. Garraghan, Inc. (real              1991         2001
                                             holding company); Chairman of the estate
                                             Board, Heritagenergy (home heating oil
                                             distributor)

Richard T. Hazzard            56             President of Lyman A. Beecher, Inc. d/b/a          1986         2001
                                             Beecher Funeral Home and Dwyer Funeral Home

Warren R. Marcus              62             President Warren Marcus Associates, Inc.           1993         2002
                                             and WRM Equity Management, Inc. (registered
                                             investment advisor)

Richard Novik                 59             President of Clear Channel Communications,         1986         2001
                                             International (media company);
                                             Owner and President of WKIP Broadcasting
                                             and Dutchess Communications from 1987 to
                                             March 1997

John J. Page                  61             President of H.G. Page and Sons (building          1986         2002
                                             material supplier); Owner of John Page
                                             Development Co. (property management
                                             development company)

Archibald A. Smith III        50             Headmaster at the Trinity Pawling School          1995          2002
                                             (independent boys college preparatory school)

Roger W. Smith                59             President of Pawling Corporation                  1992          2001
                                             (manufacturer of rubber and plastic
                                             products)

David A. Swinden              67             Executive Vice President of Imperial Schrade      1994          2002
                                             Corp. (manufacturing company)

John Charles                  51             President of the Corporation and Premier          1985          2000
VanWormer                                    National Bank


Board and Committees

     Committees of the Corporation's Board of Directors include an Audit Committee, a Personnel and Compensation Committee, an Executive Committee and a Nominating Committee. Each committee is a joint committee with the Board of Directors of Premier National Bank ("Bank").

     The Audit Committee is responsible for monitoring and reviewing the systems of internal control and the internal and external audit functions. The Audit Committee reviews with the Corporation's independent auditor significant accounting policies, the Corporation's compliance with laws and regulations and assessments of the adequacy of internal controls. The Audit Committee also monitors the audit department and the compliance department, and oversees management's policies with respect to internal controls. The Committee also reviews all regulatory financial filings. The committee is presently comprised of Thomas C. DeBenedictus (Chairman), R. Abel Garraghan, Richard Novik, Archibald A. Smith III and Warren Marcus. The Audit Committee met five times in 1999.

     The Personnel and Compensation Committee is responsible for setting and maintaining the Company's employment policies and procedures, a performance appraisal system, and the Company's compensation policies. See "COMPENSATION OF EXECUTIVE OFFICERS - Personnel and Compensation Committee Report on Executive Compensation." The committee is presently comprised of Thomas C. Aposporos (Chairman), Robert M. Bowman, H. Todd Brinckerhoff, Richard T. Hazzard, Lewis J. Ruge and Roger W. Smith. The Personnel and Compensation Committee met seven times in 1999.

     The Executive Committee has the authority of the Board of Directors in the management of the business of the Corporation between the dates of regular meetings of the Board. The committee is presently comprised of T. Jefferson Cunningham III (Chairman), Thomas C. Aposporos, Elizabeth P. Allen, H. Todd Brinckerhoff, Tyler Dann, Edward vK. Cunningham, Jr., Lewis J. Ruge, Roger W. Smith, Peter Van Kleeck and John Charles VanWormer. The Executive Committee met thirteen times in 1999.

     The Nominating Committee is responsible for recommending candidates to the Board for all directorships to be filled by the shareholders or between annual meetings by the Board. In making its recommendations, the Nominating Committee considers candidates for directorships proposed by its members and by any other director or any shareholder. The Nominating

Committee may also recommend to the Board nominees to fill seats on board committees. The committee is presently comprised of David A. Swinden (Chairman), Richard Novik, Edward vK. Cunningham, Jr., T. Jefferson Cunningham III, and Peter Van Kleeck. The Nominating Committee met twice in 2000 to consider nominees for election at the Annual Meeting.

     The Board of Directors of the Corporation met 13 times in 1999. In 1999, each director, with the exception of Tyler Dann, Richard T. Hazzard and Roger W. Smith, attended at least 75% of the combined total meetings of the Board of Directors and meetings of each committee on which such director served.

Compensation of Directors

     Each director of the Corporation serves on the Board of Directors of the Bank. Directors receive an annual retainer fee of $15,000 for their service on the Board of the Bank and do not receive any additional compensation for their service on the Board of the Corporation. Members of committees of the Board of Directors of the Bank, except directors who are employees, receive fees of $500 for each meeting attended and the Chairman of each committee receives fees of $750 for each such meeting attended.

     Under a Deferred Compensation Plan that covers directors and selected executives, a director may elect to defer all or part of the director's board and committee fees until termination of service as a director. Such deferred amounts may be hypothetically invested in a group of mutual funds or in a phantom stock investment that appreciates or depreciates in the identical manner as does the Corporation's Common Stock. Officers with a title of Senior Vice President or above are also permitted to participate in the Plan and may elect to defer a specified percentage of their base salaries and cash bonuses. A beneficiary may request that benefits under the Deferred Compensation Plan be partially funded by contributions to a trust.

     Each director who has completed five years of service and is not an executive officer is entitled to receive upon normal retirement at age 70 (or at an earlier date in the event a director is terminated at the request of or with the consent of the Board of Directors) a sum equal to $5,000 for every year of credited service up to a maximum of $75,000. In the event of a change in control each director will receive credit for the number of years they have served, subject to the $75,000 maximum.

     During 1999, the Personnel and Compensation Committee granted to each non executive officer director of the Company an option under the Company's Directors' Option Program to purchase 1,300 shares of Common Stock at an exercise price of $18.962 per share. In order to be eligible to receive such grants, the individual director may not have any unexercised options outstanding under any of the Company's previous stock option plans. The amount awarded to each director was based upon a formula under which the number of non executive officer directors is multiplied by 1,000 shares and that total is divided by the number of eligible directors to determine the individual director's option grant for that year.

                      COMPENSATION OF EXECUTIVE OFFICERS
              REPORT OF THE PERSONNEL AND COMPENSATION COMMITTEE
                       OF PREMIER NATIONAL BANCORP, INC.

     The following is the report of the Personnel and Compensation Committee ("Committee") to shareholders on the Corporation's executive compensation policies with respect to compensation reported for fiscal year 1999. In accordance with the rules of the SEC, this report shall not be incorporated by reference into any of the Corporation's future filings made under the Securities Exchange Act of 1934 or under the Securities Act of 1933, and shall not be deemed to be soliciting material or to be filed under the Securities Exchange Act of 1934 or the Securities Act of 1933.

Committee Organization

     The Personnel and Compensation Committee is elected by the Board of Directors of the Company and serves both the Company and the Bank. It is comprised of six Directors, all of whom are Directors of both the Company and the Bank. No member of the Committee is an officer of the Company or the Bank. The Chairman of the Board and Chief Executive Officer, the President and the Senior Vice President for Human Resources attend meetings as staff to the Committee, but are excused when discussions occur and decisions are made that may concern their performance evaluation, the terms and conditions of their employment or their compensation.

The Committee met seven times in 1999 and also in January, February and March of 2000. The Committee is charged by the Board of Directors with responsibility for developing and monitoring a comprehensive compensation program for the Company, reviewing the Company's Human Resources policies and procedures and approving the compensation of all officers of the Company and the Bank at and above the level of Senior Vice President (or equivalent).

Executive Compensation Policies

     General guidelines exist for compensation policy within the Company and the Bank. The policy is designed to attract quality management and employees by providing competitive levels of compensation which relate pay to performance, to recognize significant individual contributions to the Company's profitability, and to link the interests of management and shareholders.

     The following general principles guide the implementation of compensation policy with regard to executive officers:

 .    Executive officer base salary ranges for each position are based upon regular analysis of salary practices of peer banks for positions of a similar scope of responsibility and job complexity, considering financial institutions of similar size, geographic market and business makeup to the Company. Competitive ranges are targeted to be at or above the mean of peer group ranges. The peer group chosen for purposes of researching comparative compensation is entirely separate and distinct from the peer group established for stock price performance comparison (as set forth in the Performance Graph appearing in this proxy statement). The peer group used for compensation comparison tends to be greater in number and geographic diversity than the banks used to compare stock performance, although some banks may be in both peer groups.

 .    Executive officer base salary levels within specific ranges are based upon the individual's performance rating and the compensation practices of the peer group. Formal salary reviews are conducted not more frequently than every twelve months.

 .    Executive officer annual bonus payments of up to 30% of the officer's annual base salary may be awarded by the Committee based upon an annual subjective assessment of the individual's performance against both qualitative and quantitative position specific goals as well as the overall performance of the Company and the Bank. For officers at or above the level of Senior Vice President, annual bonuses are based on a weighted sum which includes both individual and Company performance. Such weighting is increasingly towards Company performance as title level increases, such that Senior Vice President bonuses are based 2/3 on individual performance and 1/3 on Company performance while Executive Vice President bonuses are based 1/2 on each element, and higher ranks are 1/3 on individual performance and 2/3 on Company performance. While the individual performance element may range from 0-30% of salary, the Company performance element, likewise, ranges from 0%, if actual earnings do not achieve at least 95% of budget, to 30%, if actual earnings are more than 110% of budget. (In the case of Messrs. VanWormer and Cunningham, the benchmark is not earnings, but the budgeted return on average shareholders' equity).

 .    Stock options may be granted by the Committee to senior officers under the
     Company's 1995 Incentive Stock Plan. Stock option grants are generally considered for those officers who hold positions of significant responsibility (level of vice president or higher) and the number of shares covered by such grants take into account title, individual responsibilities and the compensation practices of the Company's peers. The Committee, in its discretion, determines the type and amount of such stock option grants. It is currently expected that such grants will continue to be comprised principally of incentive stock options granted annually and based upon both an assessment of the individual's performance and the amount of previously awarded and unexercised options the individual holds.

 .    Executive officer long term incentive awards (granted in cash, restricted stock, incentive stock, stock appreciation rights or options under the Company's 1995 Incentive Stock Plan) are based upon a comparison of the individual's performance against long terms goals such as a strategic planning cycle. Awards to the Chairman of the Board and the President are expected to be principally based on progress in achieving the Company's return on equity goals as approved by the Board of Directors.

Executive Compensation Actions

     Salary Administration. At various meetings of the Committee, the Committee approved salary increases for officers holding a title at or above the level of Senior Vice President (or equivalent) in conjunction with officers' regularly scheduled annual performance appraisals. Such increases were based upon written performance evaluations against position requirements and/or budgeted goals and specific recommendations for salary increases within the Company's approved performance based salary increase matrix. Mr. VanWormer's salary was increased with effect from July 1 by $15,000 to $235,000 per annum based upon a written appraisal of his performance against position requirements during the preceding 12 months. This increase reflected both his contribution to the Company and the planned increase in his responsibilities following the announced retirement of President Van Kleeck. Mr. VanWormer's salary had not been reviewed for two years. Mr. Cunningham's salary was also increased by $50,000 to $300,000 and will not be reviewed again until June 2001. The increase was based upon a subjective determination of the Committee having considered his performance since the merger, the fact that his salary had not been reviewed for two years and that he would be assuming the additional responsibilities of Chief Executive Officer of the Company and the Bank following the retirement of Mr. Van Kleeck.

     Bonus Payments. In December 1999, executive management recommended, and the Committee approved, year end bonuses to management (other than Messrs. VanWormer and Cunningham) totaling $305,550 in respect of their 1999 performance. The individual performance element was determined based upon their supervisor's rating of the individual's performance during 1999. Performance awards, as a percentage of salary, ranged from 0% for standard performance, 5-15% for above standard performance and 10-30% for outstanding performance. For Senior Vice President and above, the Company performance element was 15%, as the Company's earnings were greater 95% of budget. The Committee also approved a personal performance element for Mr. VanWormer of 18.5% of his salary based upon a written performance appraisal by Mr. Cunningham. In the case of Mr. Cunningham, the Committee made its own determination of his personal performance element during 1999 considering such factors as his leadership of the Board of Directors and in matters of corporate governance, his management of the Company's balance sheet and capital resources, his assumption of additional responsibilities following the retirement of Mr. Van Kleeck, the financial performance of the Company against budgeted goals and objectives, the performance of the departments under his direct supervision, the results of regulatory and external audits and the relative performance of the Company's share price. The Committee did not formally weight any of these factors, but determined that his overall performance during 1999 warranted a personal bonus element of approximately 30% of salary. Separately, the Committee determined that the Company's return on average equity for 1999 was greater than 95% of the budget goal, entitling both Mr. VanWormer and Mr. Cunningham to a Company performance element of 15% of their salary. Accordingly, Mr. VanWormer was awarded a total bonus of $38,000 and Mr. Cunningham a total bonus of $60,000.

     Stock Options. In July 1999, the Committee approved stock option grants for certain executive and senior officers of the Company. Individual stock options were granted under the administrative policies of the 1999-2004 Option Plan. The 1999-2004 Option Plan is a policy administered by the Compensation Committee of the Board with respect to the granting of stock options to officers. It established option target levels for each officer from Vice President (or equivalent) and above. The range of such targets is from 20,000 to 50,000 shares, depending on title level. Initial grants may only be received by incumbents with at least one year's experience in their position and performance rating of "satisfactory" or better and can be up to 40% of targeted levels. Subsequent grants are considered annually and only those officers rated "above standard" or higher are eligible for further awards. Options granted under this plan are generally incentive stock options with five year expiration dates. The Committee also granted stock options during 1999 as long term incentive awards or in connection with the execution or modification of employment contracts.

Tax Policy

     Section 162(m) of the Internal Revenue Code ("Code") disallows a federal income tax deduction for compensation over $1 million paid to the Chief Executive Officer and any of the executive officers included in the compensation tables following this report, subject to certain exceptions. One exception applies to compensation paid pursuant to shareholder-approved plans that are performance based. The Committee intends that awards made under the Corporation's stock option plans be eligible for the performance-based exception, and therefore eligible for federal income tax deduction by the Corporation where otherwise available. The Committee has taken and will continue to take actions to minimize the Corporation's nondeductible compensation expense under Section 162(m). While keeping this goal in mind, the Committee also will try to maintain the flexibility that the Committee believes to be an important element of the Corporation's executive compensation program.

     The Personnel and Compensation Committee of the Board of Directors as constituted on March 22, 2000 prepared this report.

Thomas C. Aposporos, Chairman
Robert M. Bowman
H. Todd Brinckerhoff
Richard T. Hazzard
Lewis J. Ruge
Roger W. Smith

Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee, other directors, executive officers, and their associates are, as they have been in the past, customers of, and have had transactions with, the Bank and its predecessors. Additional transactions may be expected to take place in the future between such persons and the Bank. Any loans from the Bank to such persons and their associates outstanding at any time were made in the ordinary course of business of the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility and did not present other unfavorable features to the Corporation or the Bank.

     During 1999, the Bank paid gross insurance premiums in the amount of $617,194 to Brinckerhoff & Neuville, Inc., a company owned by H. Todd Brinckerhoff, a director of the Corporation and member of the Personnel and Compensation Committee.

     During 1999, the Corporation and its subsidiaries retained the law firm of Van DeWater & Van DeWater. Mr. E. vK. Cunningham, Jr., a director of the Corporation, is "of counsel" to such firm. The Corporation and its subsidiaries paid the law firm of Van DeWater & Van DeWater an aggregate of $233,887 during 1999 for legal services rendered. The Corporation plans to continue to retain Van DeWater & Van DeWater during 2000.

     During 1999, the Corporation and its subsidiaries paid $133,961 to Ruge's Oldsmobile, Inc. and/or Ruge's Chrysler, Inc. for automotive products and services. Lewis J. Ruge, a director of the Corporation, is President of these automobile dealerships and a member of the Personnel and Compensation Committee.

     During 1999, the Bank paid North Front Street Realty, Inc., a company owned by R. Abel Garraghan, a director of the Corporation, $138,219 for lease and related payments on a branch office and its parking lot.

     The Bank contracted for consulting services from ICLA Associates, a consulting firm owned by Ian C. Lucy. $514,650 was paid to ICLA during 1999 up to the time the contract was terminated and Mr. Lucy was hired as the Bank's Chief Administrative Officer.

                          SUMMARY COMPENSATION TABLE

     The Summary Compensation Table shows, for 1997 through 1999, the compensation paid or awarded to T. Jefferson Cunningham III, the Corporation's Chairman and, since

September 3, 1999, its Chief Executive Officer, Peter Van Kleeck, its Chief Executive Officer until September 3, 1999 and subsequently its Deputy Chairman, and the Corporation's other three most highly compensated executive officers, of either the Corporation or its predecessors. The inclusion of the five executive officers in this group was based on salary and bonus earned during 1999. The five executive officers are referred to collectively as the Corporation's "named executive officers." Each named executive officer has held the position indicated, or a similar position with the Corporation or one of its predecessors, for the past five years, unless otherwise indicated.

                                                            Annual                              Long-Term
                                                        Compensation/1/                       Compensation
                                                        ---------------                   -------------------

Name & Principal Position                      Year   Salary ($)   Bonus ($)    Securities Underlying        All Other
-------------------------                      ----   ----------   ---------     Options/SARs (#)/2/    Compensation ($)/3/
                                                                                 -------------------    -------------------
T. JEFFERSON CUNNINGHAM III                    1999     275,945      60,000           33,000                  57,630
Chairman and Chief Executive Officer           1998     254,807      65,000           54,087                  52,152
Premier National Bancorp, Inc. and             1997     232,180      75,000           21,779                  41,305
Premier National Bank

PETER VAN KLEECK                               1999     245,585         -0-              -0-                  75,776
Deputy Chairman, Premier National              1998     277,744      70,200           30,030                  50,628
Bancorp, Inc. and Premier National Bank        1997     273,355      87,801           30,030                  28,518


JOHN CHARLES VANWORMER                         1999     228,255      38,000           38,500                  48,322
President, Premier National Bancorp, Inc.      1998     224,230      36,000           20,570                  48,201
and Premier National Bank (formerly            1997     209,000      55,000           19,056                  39,607
Exec. V.P. of the Corporation and Vice
Chairman of Premier National Bank)

PAUL A. MAISCH
Treasurer, Chief Financial Officer and         1999     138,692      22,000           16,500                  15,728
Chief Accounting Officer, Premier              1998     123,240      31,500           48,400                  14,946
National Bancorp, Inc.; Executive Vice         1997     115,217      25,000            9,075                  12,969
President, Premier National Bank

DAVID S. MACFARLAND                            1999     129,362       9,000            5,500                  15,728
Executive Vice President                       1998     113,814      15,000           18,150                  15,624
Premier National Bank                          1997     110,004      12,000            3,303                  22,121

_________________________________

   /1/ None of the named executive officers received perquisites or other personal benefits, securities, or property which, in the aggregate, cost the Corporation the lesser of $50,000 or 10% of the named executive officer's salary and bonus earned during that year.

   /2/  Amounts are adjusted for stock dividends paid through January 2000.

   /3/ The amount shown includes director fees in 1999 of $15,000 for Messrs. Cunningham, Van Kleeck and VanWormer. In the case of Mr. Van Kleeck, the amount also includes consulting fees of $33,333 pursuant to his contract. The amount also includes contributions in 1999 to the Company's 401(k) retirement plan in the following amounts: $6,128 for Messrs. Cunningham, VanWormer, MacFarland and Maisch, and $5,000 for Mr. Van Kleeck. The amount also includes premiums for life insurance to fund the Executive Supplemental Income Plan in 1999 for Mr. VanWormer of $4,831. The amount also includes amounts credited under the Company's supplemental employee retirement plan ("SRP" and "SERP") in 1999 in the following amounts: $26,902 for Mr. Cunningham; $9,643 for Mr. Van Kleeck; and $12,763 for Mr. VanWormer. The amount shown also includes allocations during 1999 under the Company's tax-qualified defined benefit pension plan of: $8,000 for Messrs. Cunningham, VanWormer, MacFarland and Maisch, and $12,800 for Mr.Van Kleeck. The amount also includes contributions in 1999 to the

Corporation's ESOP, representing the value of stock allocated as follows: $1,600 for each named executive officer, with the exception of Mr. Van Kleeck who retired before the allocation.

                             OPTION GRANTS IN 1999
     The following table sets forth the grants of options in 1999 to the named executive officers.

                                                                                   Potential Realizable
                                          Individual Grants                          Value at Assumed
                         ----------------------------------------------------     Annual Rates of Stock
                                                                                    Price Appreciation
                                                                                    for Option Term/2/
                                                                                  -----------------------
Name                     Number of     Percent of
----                     Securities    Total         Exercise
                         Underlying    Options       or Base       Expiration
                         Options       Granted to    Price            Date        5% ($)       10% ($)
                         Granted/1/    Employees     ($/Sh)/1/        ----        ------       -------
                         ----------    in 1999       ---------
                                       -------
T. Jefferson                 11,000                    17.2382     07/30/2004       52,409       115,786
 Cunningham III              22,000                    17.2382     07/30/2009      238,567       604,514
                             ------
   Total                     33,000        10.1%

John Charles                  7,700                    17.2382     07/30/2004       36,685        81,047
VanWormer                    11,000                    17.2382     07/30/2009      119,283       302,257
                              8,800                    16.9636     12/31/2004       44,348        95,054
                             11,000                    16.9636     12/31/2009      122,309       305,278
                             ------
   Total                     38,500        11.8%

David A. MacFarland           5,500         1.7%       17.2382     07/30/2004       26,207        57,898

Paul A. Maisch                5,500                    17.2382     07/30/2004       26,207        57,898
                             11,000                    17.2382     07/30/2009      119,283       302,257
                             ------
   Total                     16,500         5.1%

_________________________________

/1/ Adjusted for the 10% stock dividend paid in January 2000.

/2/ Disclosures of the 5% and 10% assumed annual compound rates of stock appreciation are presented in accordance with the rules of the SEC and do not represent the Company's estimate or projection of future Common Stock prices. The actual value realized may be greater or less than the potential realizable value set forth in the table.

                  AGGREGATED OPTION/SAR EXERCISES IN 1999 AND
                        1999 YEAR-END OPTION/SAR VALUES

     The following table sets forth the aggregated option/SAR exercises in 1999, and 1999 year-end values for options and SARs.

                                                              Number of Securities
                                                             Underlying Unexercised         Value of Unexercised In-the-
                                                              Options/SARs at 1999           Money Options/SARs at 1999
                                                                  Year End/1/                       Year End/2/
                                                          -----------------------------     -----------------------------
                         Shares
                         Acquired         Value
         Name            on Exercise      Realized ($)    Exercisable     Unexercisable     Exercisable     Unexercisable
         ----            -----------      ------------    -----------     -------------     -----------     -------------
T. Jefferson
Cunningham III                     0                0         141,752         33,000           $460,250            -0-

Peter Van Kleeck             128,168        1,149,547          66,068            -0-            205,214            -0-

John Charles Van Wormer            0                0         116,020         27,500            709,570            -0-

Paul A. Maisch                   564            3,667          71,286         16,500             69,812            -0-
David A. MacFarland                0                0          22,010          5,500             61,455            -0-

_________________________________

/1/ Options have been adjusted for the stock dividends paid through January
2000.

/2/ The value of the options was based upon the closing price of $16.77 of the Corporation's Common Stock on the American Stock Exchange on December 31, 1999, adjusted for the 10% stock dividend paid in January 2000.

Retirement Benefits

     The Corporation maintains a non-contributory pension plan ("Pension Plan" or "Plan") for employees. The Plan is a defined benefit pension plan under the Employee Retirement Income Security Act of 1974, as amended and is qualified under Section 401(a) of the Code. The Corporation and certain of its subsidiaries contribute an actuarially determined amount necessary to fund the total benefits payable to participants employed by them.

     Effective as of October 1, 1997, the Pension Plan was amended from being a "final average pay" defined benefit plan to become a "cash balance" defined benefit plan. As a result, benefits under the Plan are determined as follows:
Effective October 1, 1997, a recordkeeping "account" was established for each participant. The initial account balance was determined as the present value of each participant's accrued benefit as of September 30, 1997, using the Plan provisions in effect on September 30, 1997. For each year after September 30, 1997, eligible participants receive contribution credits, expressed currently as five percent of Covered Earnings. In addition, employees formerly with Progressive Bank, Inc. who were at least age 55 and had at least 10 years of service as of October 1, 1997 will receive additional contribution credits equal to three percent of Covered Earnings. "Covered Earnings" is defined as an employee's total earnings (including paid bonuses).

     Participants also receive annual interest credits at the prevailing 30-year U.S. Treasury Bond rate. The accrued account balance available to participants in the Pension Plan can be no less than the actuarial present value of the benefit they had accrued as of September 30, 1997, under the Plan rules in effect as of that date.

     The Corporation also maintained a supplemental non-qualified pension plan (the "Supplemental Pension Plan") for Mr. Van Kleeck. The Supplemental Pension Plan provides retirement benefits equal to the difference, if any, between the maximum benefit allowed under the Code and the amount that would be provided by the Pension Plan if no limits were applied. The Supplemental Pension Plan also recognizes deferred bonuses that were not included in the Pension Plan as Covered Earnings.

     The total retirement account balances accumulated at December 31, 1999 under the Pension Plan and the Supplemental Pension Plan payable for each of the named executive officers are as follows: Messrs. Cunningham $18,615; Van Kleeck $0, VanWormer $18,615, MacFarland $17,001 and Maisch $17,459.

     The Bank also maintains an Executive Supplemental Income Plan (the "ESI Plan") which is similar to a deferred compensation plan. The ESI Plan is no longer offered by the Corporation to new participants, but five officers are currently covered. The purpose of the ESI Plan is to provide certain officers of the Bank with supplemental retirement benefits which are payable in monthly installments over a 15 year period. Retirement age under the ESI Plan is 65, although employees with at least 15 years of service may retire at age 55 with the approval of the Board of Directors. The ESI Plan also provides for benefits to be paid in the event of death or disability. In the event of a change in control, as defined in the ESI Plan, employees who have attained age 55 may retire and receive actuarially reduced benefits under the ESI Plan without prior Board approval. Employees under age 55 who are terminated without just cause after a change in control may also receive actuarially reduced benefits under the ESI Plan. The ESI Plan utilizes specifically designed life insurance contracts for the payment of pre-retirement benefits and accrues for potential liability for the post-retirement benefits payable under the plan. Under the ESI Plan, Mr. VanWormer will be entitled to annual post-retirement benefits of $27,500.

     Mr. Cunningham was also given a SERP in order to induce his continued service to the Company. This plan calls for Mr. Cunningham to receive an annual post retirement benefit for 10 years of 20% of his highest annual salary and a continuation of Company medical benefits for the same period. This benefit vests at the rate of 12.5% per annum over the expected 8 years until he reaches his 65/th/ birthday, although it vests fully in the event of a change in control. Assuming Mr. Cunningham's salary does not increase and that he continues his employment until he reaches retirement age, he will be entitled to $60,000 per year in retirement benefits and continued medical benefits for ten years.

Employment Agreements

     The Corporation has entered into an employment agreement with Mr. Cunningham. The agreement has a three year term and automatically extends at the end of each year for an additional year unless the Corporation notifies Mr. Cunningham otherwise. Under the agreement, Mr. Cunningham's current annual base salary is $300,000. His agreement also entitles him to participate in all employee plans, including participation in bonus awards and supplemental retirement plans. In the event that his employment terminates as the result of or within 90 days after a "Triggering Event" (defined to include the Corporation's termination of the executive without cause, a change in control, certain adverse changes in the executive's duties, certain adverse changes to the executive's compensation; and the non-renewal of his agreement), the agreement requires a termination payment of 299% of his base annual salary plus the amount of any discretionary bonuses paid within the previous 12 months, plus a "gross-up" payment to reimburse the executive for any golden parachute excise taxes incurred under Federal tax laws on payments and benefits that are treated as "excess parachute payments." In addition, the executive will be entitled to continued coverage under health , dental, and life insurance plans for up to three years; the immediate lapse of any restrictions on restricted shares issued to the executive; the immediate vesting of any performance shares issued to the executive; and any stock options granted to the executive will become immediately vested and exercisable. The agreement also provides that the Company will maintain a deferred compensation plan or arrangement that will allow Mr. Cunningham to elect to defer a portion of his base salary and cash bonuses.

     Mr. Van Kleeck has an employment agreement with the Company which provides that upon his retirement (effective September 3, 1999) as President and Chief Executive Officer of the Company, he will serve as a consultant to the Company for five years, in consideration for which the Company will pay an annual consulting fee of $100,000, exclusive of the board retainer should Mr. Van Kleeck remain as a director. Mr. Van Kleeck (or his spouse or estate, as applicable) will be entitled to receive the annual consulting fee for the remaining term of the consulting period in the event that Mr. Van Kleeck is unable to perform the consulting services by reason of death or disability. The agreement provides for a lump sum cash payment to Mr. Van Kleeck in the amount of $300,000 if, after a change in control of the Company, Mr. Van Kleeck's consulting services are involuntarily terminated prior to the expiration of the five year consulting period.

     The Corporation has an employment agreement with John Charles VanWormer which on July 1, 1999 was automatically renewed for another year, expiring June 30, 2002. His annual base salary is $235,000. Mr. VanWormer's agreement entitles him to participate in all employee plans relating to pension, profit-sharing or other retirement benefits; medical insurance or other customary fringe benefits; and other group benefits. In the event of termination other than for cause, the agreement requires a termination payment of his salary for a one year period plus the unexpired amount of his contract compensation. In the event of a change in control, the agreement provides for a termination payment of the difference between (i) 2.99 times Mr. VanWormer's "base amount," as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended ("Code"), and (ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Code.

     The Corporation and the Bank have approved a standardized employment contract for Executive Vice Presidents (or equivalents). These agreements provide for specific terms of employment with one year automatic renewal periods. The contracts also contain a non-compete provision as well as providing for certain severance payments in the event the Company terminates the employee for reasons, other than cause, of one year's pay or two year's pay if such termination occurs within two years following a change in control. The Bank has entered into such agreements with Paul A. Maisch, Chief Financial Officer, Treasurer and Chief Accounting Officer of the Corporation and Executive Vice President of the Bank, at an annual base salary of $146,000; Ian C. Lucy, Chief Administrative Officer and Executive Vice President of the Bank, at an annual base salary of $200,000; Ronald M. Bentley, Director of Retail Banking and Executive Vice President of the Bank, at an annual base salary of $125,000; David S. MacFarland, Director of Commercial Banking and Executive Vice President of the Bank, at an annual base salary of $137,500; and Paul S. Mack, Chief Credit Officer and Executive Vice President of the Bank, at an annual base salary of $123,200.

                               PERFORMANCE GRAPH

     The following graph shows the cumulative shareholder return (i.e., price change plus reinvestment of dividends) on the Corporation's Common Stock during the five year period ended December 31, 1999 as compared to: (i) the Russell 2000 Index; and (ii) a peer group index (consisting of the following eleven other New York bank holding companies with total assets of between $1 billion and $3 billion: Arrow Financial Corporation, BSB Bancorp, Inc., Commercial Bank of New York, Community Bank System, Inc., Financial Institutions, Inc., Flushing Financial, Merchants New York Bancorp, Inc., NBT Bancorp, Inc., Sterling Bancorp, TrustCo Bank Corp of NY, and U.S.B. Holding Co., Inc.



                              [PERFORMANCE GRAPH]




                                                                                 Period Ending
                                                   ----------------------------------------------------------------
Index                                              12/31/94    12/31/95   12/31/96   12/31/97   12/31/98   12/31/99
-------------------------------------------------------------------------------------------------------------------
Premier National Bancorp Inc.                        100.00    109.58     194.15     259.44     215.28     242.96
Russell 2000                                         100.00    128.45     149.64     183.10     178.44     216.37
Premier National Bancorp Custom Peer Group           100.00    132.42     163.14     289.36     288.44     254.00


In accordance with the rules of the SEC, this section captioned "Performance Graph", shall not be incorporated by reference into any of the Corporation's future filings under the Securities Exchange Act of 1934 or the Securities Act of 1933 and shall not be deemed to be soliciting material or to be filed under the Securities Exchange Act of 1934 or the Securities Act of 1933.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


Security Ownership of Directors and Executive Officers

     The following table sets forth as of March 1, 2000 information concerning beneficial ownership of the Corporation's Common Stock by each director, by each of the named executive officers, and by all directors and executive officers of the Corporation, as a group. The number of shares shown as beneficially owned by each director and executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC's rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual had the right to acquire within 60 days of March 1, 2000 through the exercise of any option, warrant or right. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares set forth in the table.


                                   Amount and Nature of              Percent of
          Name                     Beneficial Ownership/1/             Class
          ----                     -----------------------           -----------

Elizabeth P. Allen                          41,582                          *
Thomas C. Aposporos/15/                     36,155                          *
Robert M. Bowman/2/                         63,709                          *
H. Todd Brinckerhoff/3/                    119,527                          *
Edward vK. Cunningham, Jr./4/            1,018,283                       6.10%
T. Jefferson Cunningham III/5/           1,269,527                       7.60%
Tyler Dann/6/                              447,314                       2.68%
Thomas C. DeBenedictus/7/                    4,691                          *
R. Abel Garraghan/8/                        23,759                          *
Richard Hazzard                             38,402                          *
David MacFarland/16/                        28,516                          *
Paul A. Maisch/9/                           69,995                          *
Warren R. Marcus/10/                       360,035                       2.16%
Richard Novik                               15,096                          *
John J. Page/11/                            26,134                          *
Lewis J. Ruge/12/                          105,683                          *
Archibald A. Smith III                      25,433                          *
Roger W. Smith/13/                          26,040                          *
David Swinden                               24,732                          *
Peter Van Kleeck                           254,427                       1.52%
John Charles VanWormer/14/                 253,214                       1.51%
Directors and executive officers
as a group (26 persons):                 3,277,793                      19.65%

* Less than 1% of the class. At the close of business on March 1, 2000, there were 16,219,111 shares of Common Stock outstanding. Where necessary, percentages were calculated by adding shares subject to exercisable stock options to the shares of Common Stock outstanding.

/1/ Includes shares of Common Stock that could be acquired within 60 days pursuant to the exercise of stock options in the following amounts: Mrs. Allen, 1,430 shares; Mr. Aposporos, 1,430 shares; Mr. Bowman,13,502 shares; Mr. Brinckerhoff, 1,430 shares; Mr. Edward vK. Cunningham, Jr., 1,430 shares; Mr. T.
J. Cunningham III, 126,348 shares; Mr. Dann, 1,430 shares; Mr. DeBenedictus, 1,430 shares; Mr. Garraghan, 1,430 shares; Mr. Hazzard, 1,430 shares; Mr. Maisch, 47,854 shares; Mr. MacFarland, 27,509 shares; Mr. Marcus, 1,430 shares; Mr. Novik; 1,430 shares; Mr. Page, 1,430 shares; Mr. Ruge, 1,430 shares; Mr. Archibald A. Smith III, 23,782 shares; Mr. Roger W. Smith, 1,430 shares; Mr. Swinden, 15,413 shares; Mr. Van Kleeck, 66,068 shares; Mr. VanWormer, 122,620 shares; and all directors and executive officers as a group, 461,686 shares.

/2/ Includes 8,085 shares of Common Stock owned by Mr. Bowman's spouse and 9,240 shares of Common Stock owned by his children, as to which beneficial ownership is disclaimed. Also includes 11,588 shares of Common Stock held by a company owned by Mr. Bowman and 6,744 shares for which he is custodian for his grandchildren.

/3/ Includes 66,948 shares of Common Stock held by companies owned by Mr. Brinckerhoff and his immediate family, and 18,254 shares of Common Stock owned by his children.

/4/  Includes 32,480 shares of Common Stock held in family trusts of which Mr.
E. vK. Cunningham, Jr. is trustee (which shares are also reflected as being beneficially owned by T. J. Cunningham III -- see note 5), 941,981 shares held by the George Gale Foster Corporation ("GGF"), a personal holding company of which Mr. E. vK. Cunningham, Jr. is chairman of the board of directors and president (which shares are also reflected as being beneficially owned by T. J. Cunningham III, Jr. -- see note 5), 39,364 shares held in retirement accounts, and 3,028 shares held by Mr. E. vK. Cunningham, Jr.'s spouse.

/5/  Includes 32,480 shares of Common Stock held in family trusts of which Mr.
T. J. Cunningham III has the right to qualify as trustee (which shares are also reflected as being beneficially owned by Mr. E. vK. Cunningham, Jr. -- see note
4), 941,981 shares held by GGF (which shares are also reflected as being beneficially owned by Mr. E. vK. Cunningham, Jr. -- see note 4), 21,497 shares held in the names of Mr. T. J. Cunningham III's children, 61,912 shares held in retirement accounts, and 1,422 shares of Common Stock allocated to Mr. T. J. Cunningham III under the Corporation's ESOP.

/6/ Includes 412,613 shares of Common Stock held in the names of several businesses with which Mr. Dann is associated, and 1,856 shares held by Mr. Dann's spouse.

/7/  Includes 423 shares of Common Stock held by Mr. DeBenedictus' spouse.

/8/ Includes 1,540 shares of Common Stock owned by Mr. Garraghan's spouse as custodian for a child, 3,081 shares owned by Mr. Garraghan's spouse, 3,850 shares owned by two children, and 3,081 shares held in a profit sharing plan trust .

/9/ Includes 4,818 shares of Common Stock held jointly with Mr. Maisch's mother, and 1,021 shares of Common Stock allocated to Mr. Maisch under the Corporation's ESOP.

/10/ Mr. Marcus is President of WRM Equity Management, Inc., a registered investment advisor, and reports sole voting and investment power as to 227,143 shares of Common Stock held on behalf of Mellon Trust Company as Trustee for a pension fund as to which Warren Marcus Associates, Inc. is a registered investment advisor. Also includes 6,163 shares of Common Stock owned by Warren Marcus Associates, Inc. Pension Trust, and 4,622 shares of Common Stock owned by Mr. Marcus' spouse as to which beneficial ownership is disclaimed.

/11/ Includes 15,253 shares of Common Stock held by Mr. Page's spouse and children.

/12/ Includes 17,325 shares of Common Stock owned by Mr. Ruge's spouse.

/13/ Includes 3,487 shares of Common Stock held in the name of Mr. Smith's children as to which beneficial ownership is disclaimed.

/14/ Includes 624 shares of Common Stock held in trust for the benefit of Mr. VanWormer, and 13,087 shares of Common Stock allocated to Mr. VanWormer under the Corporation's ESOP.

/15/ Includes 692 shares of Common Stock held by Mr. Aposporos' wife in an IRA account.

/16/ Includes 845 shares of Common Stock allocated to Mr. MacFarland under the Corporation's ESOP.


Security Ownership of Certain Beneficial Owners

     As of March 1, 2000, the following is the only person known to the Corporation to be beneficial owner of more than five percent of the Corporation's Common Stock. The information set forth in the table is as reported in Schedules 13D as filed with the SEC, and other information provided to the Corporation.


Name and Address                        Amount and Nature of       Percent of
of Beneficial Owner                     Beneficial Ownership          Class
-------------------                     --------------------       ----------

George Gale Foster Corporation/1/             941,981                 5.81%
c/o Van DeWater & Van DeWater
Mill & Garden Streets
P.O. Box 112
Poughkeepsie, New York 12602

_________________________________

/1/ GGF is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, of which Mr. Edward vK. Cunningham, Jr. is Chairman of the Board and President, and Mr. T. Jefferson Cunningham III is a director and Vice President. See also the notes applicable to Mr. E. vK. Cunningham, Jr. and Mr.
T. J. Cunningham III in the table set forth under "Security Ownership of Directors and Executive Officers."

Certain Reports

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors, certain of its executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Corporation, the SEC and the American Stock Exchange initial reports of ownership and reports of changes in ownership of any equity securities of the Corporation. During 1999, to the best of the Corporation's knowledge, all required reports were filed on a timely basis. In making this statement, the Corporation has relied on the written representations of its directors and executive officers and copies of the reports provided to the Corporation.

                             INDEPENDENT AUDITORS

     Deloitte & Touche LLP has been selected as the independent auditors to audit the financial statements of the Corporation for 2000.

     Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.


                                 ANNUAL REPORT

     A copy of the Corporation's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 1999 (without exhibits) accompanies this proxy statement. Copies of the exhibits to such report may be obtained upon request to Paul A. Maisch, Chief Financial Officer, Premier National Bancorp, Inc., Route 55, LaGrangeville, New York 12540 and also may be accessed electronically by means of the SEC's home page on the Internet at "http//www.sec.gov." A reasonable expense may be charged for the furnishing of exhibits to the Form 10-
K. The Annual Report on Form 10-K is not part of the proxy solicitation materials.


                            SOLICITATION OF PROXIES

     Solicitation of proxies may be made by mail, personal interviews, telephone and facsimile by officers, employees or agents of the Corporation and its subsidiaries. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of the common stock held of record by such persons. Expenses for such solicitation will be borne by the Corporation.

              SUBMISSION OF SHAREHOLDER PROPOSALS AND NOMINATIONS

     Under the Corporation's by-laws, shareholders may submit proposals to be considered for shareholder action at the 2000 annual meeting of shareholders or nominations for directors to be elected at the annual meeting of shareholders if they do so in accordance with the applicable time limits under SEC Rule 14a-8. Proposals with respect to nominations for election of directors must set forth
(I) the name, age, business address and, if known, residence of address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of Premier National Bancorp, Inc. stock which are beneficially owned by each such nominee. In addition, the stockholder making such nomination shall promptly provide any other information reasonably requested by Premier National Bancorp, Inc. including, but not limited to citizenship, qualifications, directorships and other positions held by the proposed nominee in business, charitable and community organizations. Director nominations or other proposals must be submitted in writing no later than December 12, 2000 to the Corporate Secretary, Premier National Bancorp, Inc., 1100 Route 55, P.O. Box 310, LaGrangeville, New York 12540. Any shareholder proposals or nominations for directors not submitted in accordance with these procedures will not be considered a proper subject for shareholder action.

     The proxies appointed by the Company may exercise discretionary authority when voting on a stockholder proposal properly presented at the Company's 2001 annual meeting of stockholders that is not included in the Company's proxy statement for such meeting if such proposal is received by the Company after December 12, 2000. If notice of such a stockholder proposal is received by the Company on or prior to such date, such proposal is properly presented at the 2001 annual meeting and is not included in the Company's proxy statement for such meeting, the proxies appointed by the Company may exercise discretionary authority if, in such proxy statement, the Company advises stockholders on the nature of such proposal and how the proxies appointed by the Company intend to vote on such proposal, unless the stockholder submitting such proposal satisfies certain requirements of the SEC, including the mailing of a separate proxy statement to the Company's stockholders.

                                 OTHER MATTERS

     The Board of Directors knows of no other business to be presented at the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, or any adjournment thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment of the persons named in the proxy.

                                  By Order of the Board of Directors



                                  /s/ Robert Apple

                                  Robert Apple
                                  Corporate Secretary

                                     PROXY

                        PREMIER NATIONAL BANCORP, INC.

                Annual Meeting of Shareholders -- May 11, 2000

           This Proxy Solicited on Behalf of the Board of Directors
                       Of Premier National Bancorp, Inc.

KNOW ALL MEN BY THESE PRESENTS, that the undersigned shareholder of Premier National Bancorp, Inc. (the "Corporation"), LaGrangeville, New York, does hereby nominate, constitute and appoint Robert Apple and Gerardina Mirtuono, and each of them, as true and lawful attorneys-in-fact (each of whom shall have full power of substitution) to vote all shares of Common Stock of the Corporation standing in the name on its books as of the close of business on March 31, 2000 at the Annual Meeting of Shareholders to be held on May 11, 2000, at 9:00 a.m., or at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, as follows on the reverse.

SEE REVERSE                                                          SEE REVERSE
    SIDE          CONTINUED AND TO BE SIGNED ON REVERSE SIDE             SIDE



[X] Please mark
    votes as in
    this example.

This proxy, when properly executed, will be voted in the manner directed herein by the shareholder. If no direction is given, this proxy will be voted FOR the nominees referred to in Item 1 (including any substitute nominee in the case of unavailability).

1.   With respect to election as directors. Nominees: (01) Elizabeth P. Allen,
     (02) Thomas C. Aposporos, (03) Tyler Dann, (04) Thomas C. DeBenedictus,
     (05) Lewis J. Ruge and (06) Peter Van Kleeck or any substitution nominee should any of the above become unavailable for any reason.

        FOR                                            WITHHELD
        ALL                [_]                [_]      FROM ALL
     NOMINEES                                          NOMINEES

     [_]
     _________________________________________

     To withhold authority to vote for any individual nominee(s), write the name on the line above.

     MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

     When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give full title. If more than one Trustee, all should sign. All joint owners must sign. PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY TO: EQUISERVE, P.O. BOX 9379, BOSTON, MA 02205-9954 USING THE ENCLOSED ENVELOPE.


2. In their discretion on any other matters which may be brought before the Annual Meeting or any adjournments or postponements thereof.